MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (this “Agreement”), dated as of June 4, 2025 (the “Effective Date”), is entered into by and among NEXPOINT MONTFORD INVESTMENT CO, LLC, a Delaware limited liability company (“Seller”), NEXBANK CAPITAL, INC., a Delaware corporation (“Buyer”), and (with regard to Article II, Section 4.07 and Article VI only) NREF OP IV, L.P., a Delaware limited partnership (“Seller Principal”).
RECITALS
(A)WHEREAS, Seller owns, and will own at the time of the Closing, all of the issued and outstanding Membership Units (the “Membership Interests”) of NexPoint Montford, LLC, a Delaware limited liability company (the “Company”), which Membership Interests represent 100% of the outstanding equity interests of the Company;
(B)WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;
(C)WHEREAS, Seller and the Company are, and will be at the time of Closing, party to that certain Limited Liability Company Agreement of the Company, dated as of December 31, 2021 (the “Company Operating Agreement”);
(D)WHEREAS, the Company owns, and will own at the time of Closing, the real property and improvements located generally at 1420 Estates Avenue, Charlotte, North Carolina 28209 (the “Property”);
(E)WHEREAS, Seller Principal is, and will be at the time of Closing, the indirect owner of the Company;
(F)WHEREAS, the Company is a borrower under the loan(s) with the Federal Home Loan
Mortgage Corporation (“Freddie Mac” or “Lender”), as Lender in the original principal amount of
$32,480,000.00 (the “Loan”) which is secured by, among other things, the Company’s grant of a first priority mortgage against the Property; and
(G)WHEREAS, Seller is, and will be at the time of Closing, the sole member and manager of the Company (the “Managing Member”).
NOW, THEREFORE, in consideration of the premises set forth herein, the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I. PURCHASE AND SALE
Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined herein), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (collectively,
“Encumbrance”), for the consideration specified in Section 1.02.
Section 1.02    Purchase Price.
(a)The aggregate purchase price for the Membership Interests shall be Sixty Million and No/100 Dollars ($60,000,000.00) (the “Purchase Price”).
(b)At Closing, the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be paid by Buyer in cash in full, less the Deposit, by wire transfer of immediately available funds.
Section 1.03 Earnest Money Deposit. Within two (2) business days following the Effective Date, Buyer shall deposit the sum of Six Hundred Thousand and No/100 Dollars ($600,000.00) with Republic Title of Texas, Inc. (“Escrow Agent”), as earnest money (the “Deposit”). The Deposit shall be fully refundable to Buyer in the event that Buyer terminates this Agreement prior to the expiration of the Due Diligence Investigations Period (as defined hereinafter). After the expiration of the Due Diligence Investigations Period, the Deposit shall be non-refundable to Buyer and payable in full to Seller in the event that Buyer terminates this Agreement prior to the Closing Date; provided however, if Buyer’s termination of this Agreement is due to (a) failure to satisfy the closing condition set forth in Section 4.04(a)(v), or (b) Seller’s breach of its representations, warranties, or covenants under this Agreement such that the closing conditions set forth in Section 4.04(a)(i) or Section 4.04(a)(ii) are not satisfied, one-half of the Deposit shall be payable to Buyer and one-half of the Deposit shall be payable to Seller. In the event Buyer terminates the Agreement and is entitled to receive any or all of the Deposit, Seller shall be entitled to receive One Hundred and No/100 Dollars ($100.00) of the Deposit as consideration for entering into the Agreement (the “Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Seller’s grant to Buyer of Buyer’s exclusive right to purchase the Membership Interests pursuant to the terms hereof and for Seller’s execution, delivery and performance of this Agreement. This Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is non-refundable under any circumstances, and shall be retained by Seller notwithstanding any other provisions of this Agreement in consideration of the rights and options granted by Seller under this Agreement. Escrow Agent shall only transfer or disburse the Deposit in connection with a (i) written instructions executed by both (a) Seller, and (b) Buyer (such instructions, “Joint Written Instruction”), or (ii) a final order of a court of competent jurisdiction. Notwithstanding anything contained herein, the completed Closing (as defined below) by Seller and Buyer shall be deemed a Joint Written Instruction to the Escrow Agent to disburse the Deposit to Seller as a portion of the Purchase Price.
Section 1.04    Intentionally Deleted.
Section 1.05 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before July 22, 2025 (the “Closing Date”). All deliveries shall occur at the offices of Buyer at 2515 McKinney Avenue, 11th Floor, Dallas, Texas 75201, or at such law firm or title agency as Buyer may select.

Section 1.06 Transfer Taxes, Fees and Costs. Buyer and Seller shall each be responsible for the payment of 50% of the amount of any transfer Taxes actually payable as a Tax to an applicable governmental authority resulting from the transfer of the Membership Interests to Buyer; provided that, for the avoidance of doubt, each of Buyer and Seller shall be responsible for its own fees, charges, or expenses that become due and payable as a result of the transactions contemplated by this Agreement, provided all fees, charges and expenses incurred in connection with the payment of the foregoing transfer Tax shall be borne by Buyer. The party required to do so under applicable law shall file any Tax Returns related to any Taxes described in this Section
1.06 and the other parties shall cooperate in filing such Tax Returns if required under applicable law.
Section 1.07 Withholding Taxes. It is anticipated that no withholding Taxes will be due or payable on account of the transaction described herein. In the event any withholding taxes shall apply to such transactions, each of Buyer and Escrow Agent shall be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any recipient, including the Purchase Price, all Taxes or other amounts that Buyer or the Escrow Agent, as applicable, may be required to deduct and withhold under any provision of applicable law, and to collect any necessary Tax forms or similar information from Seller or any other recipients of payments hereunder. In the event that any amount is so deducted and withheld, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.
Section 1.08 Exhibits and Schedules. Exhibits and Schedules hereto include Exhibit “A” (Disclosure Schedule), Exhibit “B” (form of Transfer and Assignment), Exhibit “C” (form of Certificate of Non-Foreign Status), and Exhibit “D” (form of Bank Account Agreement), and all of such exhibits and schedules are incorporated by reference herein.
ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer that the statements contained in this Article II are true and correct as of the Effective Date and will be true and correct as of Closing. Seller has knowledge of the Company, the Property, the Assets (as hereinafter defined) and the Business (as hereafter defined). For purposes of this Article II, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Seller Principal.
Section 2.01 Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly formed or organized under the laws of the State of Delaware, is validly existing and is in good standing under the laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 2.02 Organization and Authority of the Company; Enforceability. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to do business in the state where the Property is located. Seller has provided to Buyer true, correct and complete copies of the current certificate of formation and the Company Operating Agreement and all other organizational documents of the Company (collectively, the “Company Organizational Documents”), which are in full force and effect, and which are the only agreements in effect with respect to the matters described therein, and which have not been amended. Exhibit A to the Company Operating Agreement is a true, correct and complete list of all Membership Interests in the Company.
Section 2.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation by Seller and the Company of the transactions contemplated hereby, do not and will not: (a) violate or conflict with or constitute a default under any organizational documents of Seller (the “Seller Organizational Documents”) or the Company Organizational Documents; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller or the Company is a party; or (d) result in the creation or imposition of any lien or Encumbrance on the Membership Interests or the Property. Except as disclosed in the Disclosure Schedule attached hereto as Exhibit “A” (the “Disclosure Schedule”), no consent, approval, waiver or authorization is required to be obtained by Seller or the Company from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.
Section 2.04 Legal Proceedings. There is no claim, action, suit, proceeding (including any mediation or arbitration) or governmental investigation of any nature pending or, to Seller’s knowledge, threatened against Seller (a) relating to or affecting the Membership Interests, the Property, the Assets or the Business; and/or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and, to Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such claim, action, suit, proceeding or governmental investigation against Seller. Except as shown in the Disclosure Schedule, there is no claim, action, suit, proceeding (including any mediation or arbitration) or, to Seller’s knowledge, governmental investigation of any nature pending or to Seller’s knowledge threatened against the Company. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such claim, action, suit, proceeding or governmental investigation against the Company.
Section 2.05    Ownership of Membership Interests.
(a)Seller is, and will be at Closing, the sole legal, beneficial, record and equitable owner of the Membership Interests of the Company, free and clear of any Encumbrance whatsoever.

(b)The Membership Interests were issued in full compliance with all applicable securities laws and other requirements of applicable law. The Membership Interests were not issued in violation of Company Organizational Documents or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any person or entity.
(c)Other than the Company Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.
(d)Except for the Membership Interests owned by Seller, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issuance of equity interests in the Company or obligating Seller or the Company to issue or sell any equity interests in the Company.
(e)No certificates were issued in conjunction with any equity interests of the Company.
Section 2.06 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.
Section 2.07 No Plan Assets. Seller is not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) and is not acting on behalf of (and, throughout the period transactions are occurring pursuant to this Agreement, will not be acting on behalf of) an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” as defined in and subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an entity deemed to hold the plan assets of any of the foregoing pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes, applicable to Seller, that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.
Section 2.08 Non-foreign Status. Neither Seller nor Seller Principal is a foreign person as such term is used in Code Sections 1445 and 1446(f)(2) and the U.S. Department of Treasury regulations (the “Treasury Regulations”) issued pursuant to Code Section 1445. Seller and Seller Principal will cooperate with Buyer upon request in providing any certificates or affidavits relative to federal or state foreign seller requirements or withholding requirements or related Taxes.
Section 2.09 Business. To Seller’s knowledge, the Property and the business operated at the Property (the “Business”) have been, and are currently licensed by all governmental authorities having jurisdiction over the Business, and are in compliance in all material respects with all codes, ordinances, laws, rules and regulations of all governmental authorities having jurisdiction over the Property and the Business and all recorded documents relating to the Property. The Company has full right, power, and authority to own the Assets and to operate the Business as currently being owned and operated. To Seller’s knowledge, other than any certificates of occupancy that may exist (as has been previously discussed by Seller and Buyer), there are no licenses, certificates and permits (collectively, the “Licenses”) that are necessary to be held by the Company to operate the Business.
Section 2.10 Prior Business. The Company does not own (and have never owned) any real property other than the Property. No other business or enterprise is or has ever been operated by the Company and no other business is currently operated by anyone at the Property. Other than the property of the tenants at the Property and any property owned by any third party manager of the Property, the Company is the owner of the Property and all improvements, fixtures, furniture, personalty, and general intangibles used relative to the Property (the Property and such other items are collectively, the “Assets”) and has, or the Company will have at Closing, good and marketable title to the Assets, free and clear of all Encumbrances (except with respect to the matters described in the existing title policy covering the Property and any title commitment obtained by Buyer in connection with the Closing). The Company does not have (and has never had) any employees or has sponsored or otherwise participated in any employee benefit plan.
Section 2.11 Construction Contractors. All general contractors and all subcontractors have completed all work relative to the Property, have been paid in full as to any sums accrued, due and/or owing relative to their contracts, subcontracts, or otherwise relative to the Property, and, to Seller’s knowledge, have no claims or causes of action against Seller, the Company, or otherwise, relative to the Property. Any bond with respect to claims by contractors for work done in the construction of the improvements on the Property shall remain in full force and effect following Closing.
Section 2.12 Financial Statements. Seller has delivered to Buyer copies of the unaudited balance sheet and statements of operations, members’ equity and cash flows of the Company as of and for the fiscal years ended 2022, 2023 and 2024 (collectively, the “Financial Statements”) which are the same Financial Statements used and relied upon by Seller in the conduct of the Business. Except as set forth in the Financial Statements, the Company does not have any material liabilities (whether or not contingent or required to be reflected on a balance sheet under generally accepted accounting principles).
Section 2.13 Continued Operations. Since the opening date of the Business, (a) the Business has been operated only in the ordinary course of business; (b) none of the Assets were sold or disposed of except in the ordinary course of the Business; (c) the Company has kept and maintained its inventory of stock-in-trade and supplies in the ordinary course of business; and (d) Seller has exercised its best efforts to cause the Company to maintain good relations with customers and potential customers of the Business.
Section 2.14 OFAC. Neither Seller or the Company is a person or entity with whom
U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including those named on its Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
Section 2.15 Patriot Act. Seller represents and warrants that neither Seller nor the Company is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the U.S. Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that neither Seller nor the Company is engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.
Section 2.16 Hazardous Materials. To Seller’s knowledge, except as set forth in any environmental report delivered to Buyer, no Hazardous Materials (as hereinafter defined in this Section 2.16) are stored, used or located at the Property in violation of any Environmental Law (as hereinafter defined). Seller has not received any written notice of any, and to Seller’s knowledge, there are no threatened or pending environmental proceedings affecting the Property or any part thereof. For purposes of this Agreement, the term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixtures or natural gas or synthetic gas) and any substance, material, waste, pollutant or contaminant regulated by, or listed or defined as hazardous or toxic under, any Environmental Law. The term “Environmental Law” means the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act and all other federal laws governing the environment in effect as of the Effective Date, and all state, regional, county, municipal, local and other laws, rules, regulations and ordinances that are equivalent or similar to the federal laws described above or that purport to regulate Hazardous Materials.
Section 2.17 Commercial Documents. All social security, withholding, sales, unemployment insurance, and other Taxes that are due and owing with reference to the Assets and the Business for all periods prior to the Closing have been paid in full. Seller is not aware of any state of facts that would operate to prevent Buyer from carrying on the Business immediately following Closing in the manner in which the Business is currently operated.
Section 2.18 Maintenance; Utilities. All tangible Assets are in good working order and fit for their intended uses. There are no material defects or deficiencies in any necessary utility services and easements for such services, including electrical, gas, water, sewer and telephone, and bills for each month for each utility payable with respect to the Property for each month ended after the opening date of the Business, have been provided to Buyer by Seller. To Seller’s knowledge, there are no agreements or arrangements with any municipality, subdivision or regulatory body having jurisdiction over the Property that requires any continuing obligation of the Company with respect to which the Company is not in compliance or that has not otherwise previously been satisfied.
Section 2.19    Contracts, Leases and Rent Roll.
(a)The Management Agreement dated as of December 29, 2021 (the “Management Agreement”) with BH Management Services, LLC (the “Property Manager”) is in full force and effect and is paid current as of the date of this Agreement; a true, correct and complete copy of the Management Agreement has been provided to Buyer by Seller, and the Management Agreement has not been amended.

(b)Seller has provided the most current rent roll available from the Property Manager under the Management Agreement (the “Rent Roll”). The Rent Roll is true, correct and complete as of the Effective Date in all material respects. The Rent Roll is in the same form that Seller uses in the ordinary course of its business. True, correct and complete copies of all Leases (as defined below) will be delivered to Buyer in accordance with Section 4.08.
(c)Except for any parties in possession pursuant to, and any rights of possession granted thereunder, the Leases shown on the Rent Roll, there are no leases, subleases, occupancies or tenancies or parties in possession of any part of the Property. No third party has any option, right of first refusal that has not been waived, license or other similar agreement with respect to a purchase or sale of the Property or any portion thereof or any interest therein. Neither Seller’s interest in the Leases nor any of the rentals due or to become due under the Leases will be assigned, encumbered or subject to any Encumbrances at the time of Closing.
(d)Except as set forth in the Rent Roll, Seller has not given nor received any written notice of default with respect to any of the Leases.
(e)Except as set forth in the Rent Roll, all leasing commissions due to brokers under any of the Leases, and all tenant improvement obligations, concessions and other tenant inducements, have been fully paid and satisfied by Sellers and no such commissions, obligations, concessions or inducements become payable in the future. Without limiting the foregoing, the Rent Roll discloses all leasing commissions, and all tenant improvement obligations, concessions and other tenant inducements, which have not been paid and are now due and payable or will become payable in the future with respect to any of the Leases, including the initial and renewal term(s) thereof and any expansion of the space leased thereunder. Except as set forth in the Rent Roll, Seller has not received from any tenant any notice to cancel, renew or extend any Lease.
(f)Seller has collected and remitted security deposits in accordance with the applicable Leases and applicable law.
(g)There are no Leases other than as set forth on Schedule 2.19.
(h)Excepting the Management Agreement (which Buyer acknowledges and accepts), the Contract List (as defined below) required by Section 4.08 will be a correct and complete list of all management, service, supply, repair and maintenance agreements, equipment leases and other contracts (excluding the Leases) with respect to the Property as of the Effective Date. Correct and complete copies of all Contracts (as defined below) (or written descriptions of oral Contracts) will be delivered to Buyer pursuant to Section 4.08.
(i)The inventory of all tangible personal property, machinery, apparatus, appliances, equipment and supplies currently used in the operation, repair and maintenance of all or any portion of the Property (excluding, however, any tangible personal property and fixtures which are owned by tenants or the Property Manager) (the “Personal

Property”) required by Section 4.08 will be a correct and complete list of any and all Personal Property currently used in the operation, repair and maintenance of all or any portion of the Property (excluding, however, any Personal Property which is owned by tenants or the Property Manager) as of the Effective Date.
(j)Seller has no knowledge of and has neither given nor received any written notice of default with respect to any of the Contracts and all agreements, amendments, guaranties, side letters and other documents relating thereto.
(k)The Intangible Property List (as defined below) required by Section 4.08 will be a correct and complete list of any and all of the Company’s right, title and interest in and to any intangible personal property related to the Property, including, but not limited to, all service, maintenance and other agreements, including any equipment leases, in connection with the operation of the Property, development entitlements, all applications, reports, studies, Licenses, plans, maps, site plans, drawings, specifications, surveys, consultant work product, warranties, guaranties, agreements, contracts, development agreements, utility rights, development rights, approvals, entitlements, third party claims (including claims against previous owners or developers of the Property, any contractors, subcontractors, consultants or other suppliers of materials or services with respect to the Property), actions or defenses, Licenses, entitlements, will serve letters and all similar rights related to the Property, whether granted by governmental or quasi-governmental authorities or private persons or entities, all rights of the Company to electronic files, data and information, software licenses, internet domain names, URLs and websites, telephone and facsimile numbers, goodwill of the Company related to the Property, trademarks, servicemarks, logos, and other items of intangible personal property relating with respect to or used in connection with the Business, the Assets and the Property (the “Intangible Property”). To Seller’s knowledge there are no guaranties, warranties or other Intangible Property issued with respect to the Personal Property, whether written or oral, or any tenant improvement obligations.
(l)Seller has no knowledge of and has neither given nor received any written notice of default with respect to the Intangible Property.
(m)Except as disclosed in the Disclosure Schedule, there are no other contracts or agreements, written or oral, of any kind relative to the Property, the Assets and the Business or that the Company is otherwise party to. To Seller’s knowledge, all Contracts disclosed in the Disclosure Schedule are in full force and effect, and no default or breach of any kind exists thereunder, nor is Seller aware of a condition or state of facts that with or without the giving of notice, the passage to time, or both, would constitute a default or breach thereunder. True, correct and complete copies of any such Contracts identified in the Disclosure Schedule have been provided by Seller to Buyer.
Section 2.20 Insurance. The Company currently maintains in full force and effect all insurance policies required to be kept under applicable law (the “Insurance Policies”), and, except as set forth on Schedule 2.20, there are no pending claims under any of such Insurance Policies, nor are there any insurable matters that have not been covered under any of such Insurance Policies, except as shown in the Disclosure Schedule.

Section 2.21 Condemnation. Neither Seller or the Company has received written notice of any pending or threatened condemnation or eminent domain proceedings relating to the Property nor to Seller’s knowledge is any such proceeding contemplated by any governmental authority.
Section 2.22    Taxes.
(a)The Company (and Seller and Seller Principal, with respect to the Company) has timely filed with the appropriate taxing authorities when due (taking into account properly obtained extensions) all income and other material Tax Returns that it was required to file under applicable law. All such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with Applicable Law in all material respects.
(b)Seller has delivered to Buyer true and accurate copies of the federal and State income Tax Returns, sales and use Tax Returns, purchase invoices, and warranties relating to the Company, the Assets, and the Business.
(c)All income and other material Taxes due and owing by the Company (and by Seller and Seller Principal, with respect to the Company) have been timely paid to the appropriate taxing authorities.
(d)There are no liens for Taxes (other than current Taxes not yet due and payable) upon any of the assets of the Company, including the Assets. Without limiting the generality of the foregoing, the Loan has been, or will be, fully paid off and released, and there are no liens for Taxes related thereto.
(e)All income and other material Taxes that the Company is required to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and all information returns and other material documents required with respect to such withholding and remittances have been properly and timely filed and maintained.
(f)No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against Company, the Assets, or the Business that has not been paid, settled or otherwise resolved. There is no proceeding now pending, proposed or threatened against the Company, the Assets, or the Business with respect to any Taxes.
(g)No private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any taxing authority with respect to the Company, the Assets, or the Business.
(h)The Company has never been a member of an affiliated, consolidated, combined, unitary or similar group of corporations or included in a combined, consolidated or unitary Tax Return.

(i)There is no Tax allocation, sharing, indemnity, holiday, abatement, reimbursement agreement or arrangement (or any similar or corresponding agreement or arrangement) in effect with respect to the Company, the Property, the Assets or the Business.
(j)None of the Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(k)The Company is, and always has been, treated as an entity that is disregarded from its owner for U.S. federal income tax purposes (and applicable state and local tax purposes).
(l)For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Tax” or “Taxes” means (1) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, margin, gross margin, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat, unclaimed property, abandonment, real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (2) any liability for the payment of any amount of a type described in clause (1) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
(ii)“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
ARTICLE III.

BUYER’S REPRESENTATIONS
Section 3.01 Buyer’s Representations. Buyer represents and warrants that it has full power and authority to enter into this Agreement and consummate the transactions contemplated herein. Buyer has full power and authority to execute and deliver this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.
Section 3.02 Patriot Act. Buyer represents and warrants that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the U.S. Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity, or nation.
Section 3.03 OFAC. Buyer is not a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on its Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.
Section 3.04    Intentionally Deleted.
Section 3.05 Buyer’s Knowledge. Buyer has no knowledge as of the date hereof of any breach of any representation or warranty of Seller set forth in Article II above. For the purposes of this Section 3.05, “Buyer’s knowledge” shall mean the actual knowledge of Matt Siekielski.
ARTICLE IV.

CLOSING MATTERS
Section 4.01    Seller’s Deliverables. At the Closing, Seller and the Company shall deliver to Buyer the following:
(a)A Transfer and Assignment of Membership Interest in substantially the form attached hereto as Exhibit “B” (the “Transfer and Assignment”), executed by Seller and Buyer, and consented to by the Company;
(b)A Non-Foreign Affidavit in substantially the form attached hereto as
Exhibit “C” (the “Certificate of Non-Foreign Status”), executed by Seller;
(c)An Agreement Regarding Ownership of Bank Accounts in substantially the form attached hereto as Exhibit “D” (the “Bank Account Agreement”), executed by Seller;
(d)An executed written consent of all required members or managers of Seller stating that this Agreement and the transactions contemplated hereby have been approved and duly authorized and authorizing the managing member of Seller to sign the documents necessary to consummate such transactions;

(e)An executed written consent of all required members or managers of the Company stating that this Agreement and the transactions contemplated hereby have been approved and duly authorized and authorizing the managing member of the Company to sign the documents necessary to consummate such transactions;
(f)Good standing certificates issued by the appropriate governmental agency for Seller and the Company in their state of organization, and for Company in the jurisdiction where the Property is located;
(g)a closing statement or settlement statement (the “Closing Statement”), executed by Seller;
(h)at least ten (10) days prior to Closing, updated Seller Disclosure Schedules and Rent Roll;
(i)a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller (or, if Seller is a disregarded entity for tax purposes, Seller Principal) is not a foreign person within the meaning of Section 1445 of the Code;
(j)affidavits and other documents reasonably required by the Escrow Agent to issue the Updated Title Policy (as defined in Section 4.09, including without limitation, evidence of authority, non-imputation affidavit, owner’s affidavit and a survey affidavit of no-change;
(k)a payoff letter evidencing the amount of the Loan that remains outstanding;
and
(l)such other and further documentation as Buyer or Escrow Agent may

Seller:

reasonably require.
Section 4.02    Buyer’s Deliverables. At the Closing, Buyer shall deliver the following to

(a)The Purchase Price;
(b)The Transfer and Assignment, executed by Buyer;
(c)The Bank Account Agreement, executed by Buyer; and
(d)The Closing Statement, executed by Buyer.
Section 4.03    Intentionally Deleted.
Section 4.04    Conditions Precedent to a Party’s Obligation to Close.
(a)The obligations of Seller and Buyer (each, a “Closing Party”) to consummate the transactions contemplated hereunder shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (unless such Closing Party waives such condition in writing):
(i)The representations and warranties of the other Closing Party contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date, except to the extent that they expressly refer to an earlier or specific time, in which case they shall be true and correct in all material respects as of such time;
(ii)The other Closing Party shall have performed or complied in all material respects with all agreements, covenants and obligations to be performed or complied with by such other Closing Party hereunder at or prior to the Closing;
(iii)No governmental authority, court or arbitration tribunal shall have enacted, issued, promulgated, enforced or entered any order, judgment, injunction, decree, award or other determination which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof;
(iv)From the Effective Date until the Closing Date, the Company has operated and conducted its business in the ordinary course in all material respects and has not (1) borrowed any amount (which shall not prohibit drawing funds pursuant to a draw request made in accordance with the loan documents evidencing the Loan), (2) guaranteed the indebtedness of any person, or cancelled any indebtedness owed to it, (3) granted, created, or suffered a lien on any of the Company’s assets, (4) failed to promptly pay and discharge current liabilities in accordance with material contractual obligations except where disputed in good faith by appropriate proceedings, (5) issued, transferred, sold any Membership Interests, or issued any covenants or warrants related to the same, (6) sold, transferred, licensed or otherwise disposed of any of the Company’s assets, except in the ordinary course of business, (7) authorized or made any capital expenditures or commitments therefore in excess of $10,000 individually or $20,000 in the aggregate, (8) entered into any compromise or settlement of any claim, litigation, arbitration, dispute or proceeding, (9) made or permitted any change in the Company’s articles of formation, company agreements, partnership agreements or operating agreements, (10) other than in a negotiated, “arm’s length” transaction, entered into any transaction or other arrangement outside the ordinary course of business with any officer, director, or equity holder of the Company, (11) increased the compensation payable to any employee, officer, director, consultant or agent of the Company, (12) entered into or promised any employment, consulting, change in control, severance or indemnification contract or a contract with respect to a retention bonus with any employee of the Company or any other person or entity, (13) engaged in any conduct that is likely to give rise to an environmental claim or any environmental liability, (14) engaged in any conduct that would result in any additional Encumbrances or title defects with respect to the Property or (15) committed to do any of the foregoing in the future;
(v)Buyer shall have received all of the Seller’s Deliverables prior to 5:00
p.m. CST on the Closing Date; Seller shall have received all of the
Buyer’s Deliverables prior to 5:00 p.m. CST on the Closing Date; and
(vi)No Material Adverse Effect shall have occurred since the Effective Date of this Agreement. “Material Adverse Effect” means any change, development, effect, event or occurrence that is or would reasonably be likely to cause a Material Title Defect or a Material Environmental Issue. A “Material Environmental Issue” means an environmental condition affecting the Property that is revealed by Buyer’s environmental inspections of the Property, and (1) the cost of which to cure exceeds the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), or (2) materially and adversely affects Buyer’s ability to own and operate the Property following Closing in a manner consistent with the current operation of the Property, or (3) causes an institutional lender (i.e., a national or regional bank and/or Freddie Mac or the Federal National Mortgage Association (“Fannie Mae”)) to refuse to provide financing to Buyer for the acquisition of the Property on market terms, as evidenced by Buyer’s delivery to Seller of a sworn affidavit executed by Buyer certifying to the foregoing. A “Material Title Defect” means a title matter reflected in the title commitment or the survey which materially and adversely affects the Property, and (1) the cost of which to cure exceeds the sum of One Hundred Thousand and No/100 Dollars ($100,000.00), or (2) materially and adversely affects Buyer’s ability to own and operate the Property following Closing in a manner consistent with the current operation of the Property, or (3) causes an institutional lender (i.e., a national or regional bank and/or Freddie Mac or Fannie Mae) to refuse to provide financing to Buyer for the acquisition of the Property on market terms, as evidenced by Buyer’s delivery to Seller of a sworn affidavit executed by Buyer certifying to the foregoing.
Section 4.05    Prorations.
(a)All rents, water and other utility service charges for electricity, sewer, heat and air conditioning services and other utilities, elevator maintenance, insurance premiums, tenant lease improvement construction costs, and other expenses incurred in operating the Property, and assessments on the Property for the current fiscal year of the taxing authorities in which the Closing occurs, shall be prorated with Seller being responsible for or receiving (as appropriate) the portion thereof applicable to the period ending on the Closing Date and Buyer being responsible for and/or receiving (as appropriate) the portion thereof applicable to the period commencing after (and including) the Closing Date. To the extent that at Closing, the Company has a negative working capital account balance (as calculated pursuant to the Company’s historical accounting policies consistently applied and subject to the satisfactory review by Buyer), the Purchase Price shall be adjusted downward in the amount necessary to bring such working capital account balance to $0.00. All prorations contemplated in this Section 4.05 have been taken into account in the determination of the Purchase Price and the Purchase Price reflects such prorations and such prorations are final in all respects.
(b)In the case of any taxable period that begins before and ends after the Closing Date (a “Straddle Period”), Buyer and Seller shall apportion all property and similar ad valorem Taxes with respect to the Assets and the Contracts based upon the number of days in such Straddle Period. Seller shall be responsible for all such Taxes with respect to the Assets and the Contracts for the portion of such Straddle Period ending on the Closing Date, and Buyer shall be responsible for all such Taxes with respect to the Assets and the Contracts for the portion of such Straddle Period beginning after the Closing Date, as determined on a daily pro rata basis. If the final prorated amounts are not known as of the Closing Date, such amounts shall be estimated and adjustments thereto shall be made after the Closing at such time as they are known to Buyer and Seller.
(c)All prorations contemplated in this Section 4.05 have been taken into account in the determination of the Purchase Price and the Purchase Price reflects such prorations and such prorations are final in all respects.
Section 4.06 Bank Accounts and Cash. At the Closing, Seller, Buyer and the Company will enter into an Agreement Regarding Ownership of Bank Accounts substantially in the form attached hereto as Exhibit “D” (the “Bank Account Agreement”). For administrative convenience, Buyer will establish new bank accounts for the Company (the “New Bank Accounts”) rather than take control of and use the existing bank accounts of the Company (the “Existing Bank Accounts”) following the Closing, with the exception of the existing bank account maintained by the Property Manager (the “Property Manager Account”). The ownership and control of the Existing Bank Accounts, with the exception of the Property Manager Account, will be transferred to Seller at the Closing. In no event shall any funds in any of the Existing Bank Accounts be considered accounts receivable, cash or cash equivalents for purposes of prorations, credits to the Purchase Price or otherwise under this Agreement. Furthermore, any cash in the Property Manager Account shall be applied in the following order (i) first to any operating expenses for the Property, and (ii) any remainder shall be disbursed to Seller as if such account was closed and the funds therein disbursed in connection with the Closing. The Existing Bank Accounts will be closed within 30 days of Closing. At Closing, Seller and Buyer agree that the Property Manager Account shall be transferred to Buyer.
Section 4.07 Insurance. Seller and Seller Principal acknowledge and agree that current insurance, in accordance with Section 2.20, is in place as of Closing and such parties shall not take any action prior to or after Closing to terminate or adjust such insurance coverage without the express written consent of Buyer.
Section 4.08 Seller’s Deliveries Prior to Closing. Seller shall, by the second (2nd) business day after the Effective Date, at Seller’s sole cost, deliver (which may include “delivery” pursuant to an on-line data site) to Buyer the information set forth below (collectively, the “Seller’s Deliveries”):
(a)a list of all Contracts related to the operation and maintenance of the
Business and the Property (collectively the “Contract List”);
(b)a list of all Intangible Property related to the Business and the Property (collectively, the “Intangible Property List”);
(c)a list of all Personal Property currently used in the operation, repair and maintenance of the Property (collectively, the “Personal Property List”);
(d)copies of (i) any and all leases, licenses, tenancies or occupancy arrangements for all premises (whether written or oral), and all right, title and interest of Seller or the Company as landlord thereunder, affecting any portion of the Property, if any, that extend beyond the Closing, and which are identified on the Rent Roll, including, but not limited to, all cellular tower, billboard, apartment, office/retail, and other commercial leases relating to the Property (the “Leases”), (iii) all right, title and interest of Seller or the Company in and to all contracts, agreements or commitments, oral or written, other than the Leases, binding upon or relating to the Property that extend beyond the Closing (collectively, the “Contracts”), and (iv) to the extent in Seller’s Possession or Reasonable Control, any and all reports, studies, financial or other records, books or documents existing and relating to the ownership, use, operation, construction, repair or maintenance of, or otherwise to, the Property, including the following: surveys, maps, plats and street improvement specifications of the Property; soil, substratus, environmental, engineering, structural and geological studies, reports and assessments; architectural drawings, as-builts, plans, engineer’s drawings and specifications; appraisals; title reports or policies together with any copies of documents referenced therein; all development-related documents; and booklets, manuals, files, records, correspondence contained in lease files, tenant lists, tenant files, logos, tenant prospect lists, other mailing lists, sales brochures and other materials, and leasing brochures and advertising materials and similar items (collectively, the “Plans and Records”);
(e)true, correct and complete copies of all Insurance Policies; and
(f)copies of all other documents identified in Schedule 4.08 which are within Seller’s Possession or Reasonable Control.
For purposes of this Section 4.08, “Seller’s Possession or Reasonable Control” shall mean within the possession or reasonable control of Seller or any of Seller’s affiliates or the Property Manager, or any of Seller’s current employees, agents or current third-party consultants or contractors, including attorneys.

Section 4.09 Due Diligence Investigations. Buyer shall have the right to conduct examinations, inspections, tests, studies, analyses, appraisals, calculations, evaluations and/or investigations of Buyer with respect to the Property, the Company and Seller’s Deliveries, including (without limitation) applicable land use and zoning laws and other laws applicable to the Property, the physical condition of the Property, and the economic status of the Property (the “Due Diligence Investigations”) for a period of thirty (30) days following delivery of Seller’s Deliveries to Buyer (the “Due Diligence Investigations Period”). On or prior to the expiration of the Due Diligence Investigations Period (as extended if applicable), Buyer shall have the right to terminate this Agreement for any reason or no reason by written notice to Seller on or before 5:00 p.m. CST, in which event the full amount of the Deposit (less the Independent Contract Consideration) shall be immediately returned to Buyer and the parties shall have no further rights or obligations under this Agreement. If Buyer shall fail to terminate this Agreement in writing on or prior to the expiration of the Due Diligence Investigations Period, Buyer’s right to terminate this Agreement under this Section 4.09 shall be deemed void, and this Agreement shall continue in full force and effect. Seller shall provide to Buyer from the Escrow Agent at Seller’s sole cost and expense, of either (i) an endorsement to the existing title insurance policy or (ii) a new owner’s title insurance policy (the “Updated Title Policy”), showing fee simple title to the Property to be vested in the Company following delivery of the Transfer and Assignment and, shall be required to cause the Updated Title Policy to omit (i) any mortgages, deeds of trust or other security interests for any financing incurred by Seller, and (ii) any judgment or mechanics or similar liens affecting the Property which were caused or created by, through or under Seller, including but not limited to, the Loan, which may be satisfied in accordance with their terms by payment of a liquidated amount not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00).
Section 4.10    Reserved.
Section 4.11    Reserved.
Section 4.12    Reserved.
Section 4.13    Reserved.
Section 4.14    Reserved.
Section 4.15    Reserved.
ARTICLE V.

TAX MATTERS
Section 5.01 Tax Treatment. Prior to and as of the Closing Date, the Company is a single member limited liability company owned by Seller that, for U.S. federal income tax purposes, is disregarded as an entity separate from its owner under 26 CFR §301.7701-3(b)(ii). Seller has not and shall not file an election for the Company to be classified otherwise. For U.S. federal income tax purposes, the sale of Membership Interests of the Company will be treated as a sale of all of the Company’s assets from Seller to Buyer. Neither Buyer nor Seller shall take any position (whether in audits, on tax returns or otherwise) that is inconsistent with the foregoing unless required to do so by applicable law.

Section 5.02 Purchase Price Allocation. Buyer and Seller agree to use good faith commercially reasonable efforts to allocate the Purchase Price (including any assumed liabilities treated as taxable consideration for the Membership Interests for tax purposes) among the Assets deemed purchased by Buyer in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, and Buyer and Seller shall agree on a schedule (the “Allocation Schedule”) with such allocation prior to the Closing Date. Buyer and Seller shall report, act, take positions consistent with and file all required Tax Returns (including, without limitation, IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule, as finally determined, unless otherwise required by applicable law.
Section 5.03 Pre-Closing Tax Periods. Seller shall include the Assets and the Contracts and any items of income, gain, loss, deduction, and tax credit with respect to the Assets and the Contracts and properly allocable under applicable tax law to a taxable period that ends on or prior to the Closing Date on Seller’s federal, state, local and non-U.S. income tax return.
Section 5.04 Cooperation. Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return that includes Pre-Closing Taxes or in connection with any audit or other proceeding in respect of Pre-Closing Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities; provided that Buyer shall be permitted to redact any portion of a Tax Return that does not relate a Pre-Closing Tax. Each of Buyer and Seller shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Pre-Closing Taxes until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Pre-Closing Taxes, Buyer or Seller (as the case may be) shall provide the other Parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials (redacted consistently with this Section 5.04, if necessary).
Section 5.05 Bulk Sales. Buyer waives compliance by Seller or Seller Principal with the provisions of any bulk sales laws of any jurisdiction that may apply to the transactions contemplated by this Agreement; provided that Seller and Seller Principal, as applicable, shall indemnify and hold harmless Buyer and the Company from and against any and all losses or Taxes relating to, resulting from or arising out of any non-compliance by Seller or Seller Principal with any bulk sales law or similar law of any jurisdiction that applies to the transactions contemplated by this Agreement.
ARTICLE VI.

REMEDIES AND RELEASE
Section 6.01 Survival of Representations and Covenants. All representations and warranties contained in this Agreement (other than the Fundamental Representations (as defined below)) and the Tax Representations (as defined below)) shall survive the Closing for a period of nine (9) months, provided such termination shall be tolled with respect to any claim so long as notice of such claim has been provided to Seller or Buyer in writing or is otherwise the subject of any proceeding. All representations and warranties of Seller set forth in Section 2.01, Section 2.02, Section 2.03, Section 2.05, Section 2.06, Section 2.08, Section 2.14, Section 2.15, and Section 2.16 of this Agreement and all representations and warranties of Buyer set forth in Sections Section 3.01, Section 3.02and Section 3.03(the “Fundamental Representations”) shall survive the Closing indefinitely, and all representations and warranties of Seller set forth in Section 2.22 (the “Tax Representations”) shall survive the Closing until the date that is sixty (60) days after the end of the applicable statute of limitations (including all extensions thereof). In the event that Buyer has not notified Seller and/or Seller Principal (as applicable) in writing on or before the expiration of nine (9) months from the date of Closing (the “Indemnity Time Limit”) that Buyer alleges Seller and/or Seller Principal (as applicable) has breached a representation or warranty hereunder (other than a Fundamental Representation or Tax Representation) and stating with reasonable specificity the alleged breach, then Buyer shall be deemed to have waived Buyer’s right to bring an action against Seller, and/or Seller Principal, as the case may be, for any breach of a representation or warranty (other than a Fundamental Representation or Tax Representation) not included in such a written notice to Seller and/or Seller Principal. In the event that Seller and/or Seller Principal has not notified Buyer in writing on or before the expiration of the Indemnity Time Limit that Seller and/or Seller Principal alleges Buyer has breached a representation or warranty hereunder (other than a Fundamental Representation or Tax Representation) and stating with reasonable specificity the alleged breach, then Seller and/or Seller Principal shall be deemed to have waived Seller and/or Seller Principal’s right to bring an action against Buyer for any breach of a representation or warranty (other than a Fundamental Representation) not included in such a written notice to Buyer.
Section 6.02 Indemnity. Seller and Seller Principal, jointly and severally, agree to indemnify and hold harmless Buyer from and against any and all losses, liabilities, causes of action, or demands or other claims of any kind whatsoever arising out of or relating to (a) a breach of any representation or warranty hereunder, and (b) any Pre-Closing Taxes, including reasonable attorney’s fees and expenses incurred by Buyer in the defense of any such claim or demand. Subject to Section 6.01 above, Seller and Seller Principal, jointly and severally agree to indemnify and hold harmless Buyer from and against any and all losses, liabilities, causes of action, or demands or other claims of any kind whatsoever arising out of or relating to the Company and Assets or the Business which may have arisen or may arise from any state of facts, act or omission prior to the Closing, including reasonable attorney’s fees and expenses incurred by Buyer in the defense of any claim or demand, and including any claims or demands arising out of or relating to any breach of any representations or warranties by Seller, the Company, or Seller Principal set forth herein or the failure of Seller, the Company or Seller Principal to perform any covenant or agreement set forth herein; provided the aggregate liability for indemnity provided by Seller and Seller Principal set forth herein arising out of or relating to the breach of a representation or warranty hereunder, other than the Fundamental Representations, shall not exceed twenty percent (20%) of the Purchase Price (the “Cap”). Subject to Section 6.01 above, Buyer agrees to indemnify and hold harmless Seller from and against any and all losses, liabilities, causes of action, or demands or other claims of any kind whatsoever arising out of or relating to the Company and Assets or the Business which may arise from any state of facts, act or omission first occurring after the Closing, including reasonable attorney’s fees and expenses incurred by Seller in the defense of any such claim or demand, and for any claims or demands arising out of or relating to any breach of any Buyer’s representations or warranties set forth herein or the failure of Buyer to perform any covenant or agreement set forth herein; provided the aggregate liability for indemnity provided by Buyer set forth herein shall not exceed the Cap.
Section 6.03 Net Worth Covenant. Seller Principal shall maintain net worth not less than the Cap for a period of twelve (12) months from and after the Closing Date (or, if one or more claim notices are delivered to Seller or Seller Principal pursuant to Section 6.02 above during such period, until the final resolution of such claim(s)) and Seller and the Seller Principal agree to provide Buyer with reasonable documentation evidencing the foregoing upon the reasonable request of Buyer.
Section 6.04    Intentionally Deleted.
Section 6.05 Termination of Affiliate Agreements. As of the Closing, all accounts, contracts and agreements, whether written or oral, between the Company, on the one hand, and Seller, on the other hand, including any development agreements of any kind, shall be fully paid, assumed, released or cancelled without the need for any further documentation, so that the Company shall have no further liabilities or obligations with respect to such accounts, contracts or agreements.
Section 6.06 Resignations. As of the Closing, Seller and any of its officers, directors or managers, as may be applicable, hereby resign from and are automatically removed from any officer, director, manager or similar position of Company, including but not limited to the resignation of Seller as the sole managing member of the Company.
Section 6.07 Termination of Company Operating Agreement. As of the Closing, the Company Operating Agreement shall be deemed terminated automatically without the need for any further documentation, and shall be of no further force and effect, and by the execution hereof, the parties hereto consent to the termination of the Company Operating Agreement as of the Closing.
ARTICLE VII.

MISCELLANEOUS
Section 7.01 Expenses. Except as otherwise provided in Section 1.06 and Section 4.09, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
Section 7.02 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.
Section 7.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by

e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to Seller: with a copy to:
NexPoint Montford Investment Co, LLC c/o NexPoint Residential Trust Operating Partnership, L.P.
300 Crescent Court, Suite 700
Dallas, Texas 75201 Attention: General Counsel Email: legal@nexpoint.com

Wick, Phillips, Gould & Martin LLP 3131 McKinney Avenue, Suite 500
Dallas, Texas 75204
Attention: Chris Fuller and Rachel Sam Email: Chris.Fuller@wickphillips.com; rachel.sam@wickphillips.com

If to Buyer:	NexBank Capital, Inc. 2515 McKinney Avenue, 11th Floor Dallas, Texas 75201 Attention: Matt Siekielski, President and CEO

with a copy to: if to Seller Principal: with a copy to:
Hunton Andrews Kurth LLP 1445 Ross Avenue
Suite 3700
Dallas, Texas 75202
Attention: Peter Weinstock and Beth Whitaker

NREF OP IV, L.P.,
300 Crescent Court, Suite 700
Dallas, Texas 75201 Attention: General Counsel Email: legal@nexpoint.com

Wick, Phillips, Gould & Martin LLP 3131 McKinney Avenue, Suite 500
Dallas, Texas 75204
Attention: Chris Fuller and Rachel Sam Email: Chris.Fuller@wickphillips.com;

rachel.sam@wickphillips.com

Section 7.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 7.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 7.06 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in documents to be delivered hereunder, the exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.
Section 7.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Buyer shall be permitted to assign any or all of its rights and obligations hereunder to Public Welfare Investments HoldCo, LLC. No assignment shall relieve the assigning party of any of its obligations hereunder. The singular usage of a word shall be deemed to include the plural, and the plural shall be deemed to include the singular, as the context requires or permits.
Section 7.08 No Third-Party Beneficiaries. Except as expressly provided to the contrary herein, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.09 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.
Section 7.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 7.11 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would call for the application of the laws of any jurisdiction other than those of the State of Texas.
Section 7.12 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the state and federal courts of the United States of America in the State of Texas, or the state courts of in the county where the Property is located, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding and agrees venue shall be proper in such courts.
Section 7.13 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 7.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 7.15 No Presumption Against Drafting Party. Each of the parties acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
Section 7.16 Press Releases. Any press release or other public disclosure regarding this Agreement or the transaction contemplated hereby shall not be made without Seller and Buyer’s prior written consent, which may be withheld in such party’s sole discretion. Notwithstanding the foregoing, Buyer shall be permitted to make public disclosures regarding this Agreement and the transaction contemplated hereby pursuant to public company reporting requirements without Seller’s consent.
Section 7.17 Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred on their own behalf in the preparation of this Agreement, all other agreements pertaining to this transaction, and that such legal costs shall not be part of the closing costs. Notwithstanding the foregoing, if either Buyer or Seller brings any suit or other proceeding with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.
Section 7.18 Disclosure Schedule. The disclosures in the Disclosure Schedule delivered by Seller to Buyer, concurrently with the execution and delivery of the Agreement and any schedule part thereof delivered thereafter and attached hereto as Exhibit A, with respect to a particular representation and warranty, shall be considered a disclosure for purposes of any other representation and warranty in this Agreement to which the applicability of a disclosure included in the Disclosure Schedule is reasonably apparent.
Section 7.19    Time. Time is of the essence hereunder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
Seller:
NEXPOINT MONTFORD INVESTMENT CO, LLC,
a Delaware limited liability company

By: /s/ Matt McGraner     Name: Matt McGraner     Title: Authorized Signatory

Buyer:
NEXBANK CAPITAL, INC.,
a Delaware corporation

By: /s/ Matt Siekielski     Name: Matt Siekielski
Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller Principal

NREF OP IV, L.P.,
a Delaware limited partnership

By: /s/ Matt McGraner     Name: Matt McGraner     Title: Authorized Signatory

SCHEDULES

EXHIBIT “A”
Disclosure Schedule (Sections 2.03, 2.19 and 2.20)

[Intentionally Omitted]

EXHIBIT “B”
TRANSFER AND ASSIGNMENT

[Intentionally Omitted]

EXHIBIT “C”
CERTIFICATE OF NON-FOREIGN STATUS

[Intentionally Omitted]

EXHIBIT “D”
FORM OF BANK ACCOUNT AGREEMENT
[Intentionally Omitted]